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                                                                    Exhibit 99.1


        TERAYON DEMONSTRATES ALL DIGITAL VIDEO SOLUTIONS AT THE IBC SHOW

Amsterdam, Netherlands - September 9, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management platforms, is demonstrating a broad range of video solutions at the IBC show that enable broadcasters, cable operators and telecommunications providers to accelerate the move to the all-digital network.
      "Terayon is at the forefront of helping the entertainment industry to deliver the changes their customers want--all digital high definition entertainment, communications and information," said Jerry D. Chase, CEO. "Broadcasters and cable operators seek fresh and compelling ways to create and deliver new services, offer customer-relevant advertising and lead in the evolution of this industry. Terayon solutions have enabled industry leaders to manage their move from analog to digital content and to manage it completely within the digital domain to efficiently deliver new high definition (HD) and standard definition (SD) video services."
      Show attendees can see live demonstrations of the Terayon BP 5100 broadcast platform and the DM 6400 CherryPicker(TM) digital stream management system in the booths of their partners, Adtec Digital (Booth 1.409), Harmonic (1.361), Modulus Video (3.218), Radyne ComStream (1.348), SeaChange International (8.280), Tandberg Television (1.461) and Thomson (11.551).


BRANDING THROUGH LOGO OVERLAY
      The Terayon BP 5100 enables the overlay of logos directly into HD digital broadcasts. Logo overlay is an increasingly important branding tool for networks and affiliates, and the BP 5100 is uniquely able to accomplish this without requiring the more traditional and costly baseband approach. The initial version of the BP 5100 was selected to power FOX Broadcasting Company's HDTV delivery system.


DIGITAL-INTO-DIGITAL AD INSERTION
      Seamless, frame-accurate digital-into-digital advertising insertion is powered by the Terayon DM 6400 CherryPicker. Carrying ads for local companies generated billions in revenues in 2003 and has long been an excellent moneymaker for broadcasters and cable operators' analog programming, but has been more difficult to accomplish in digital programming. Utilizing the SCTE-30 and SCTE-35 DPI (Digital Program Insertion) standards, the DM 6400 interoperates closely with an

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advertising server to ensure a proper ad insertion by synchronizing the bit rate of the ad with the bit rate of the program and then "splicing" the ad into the program.


MPEG-4 AND MPEG-2 COEXISTENCE
      The DM 6400 multiplexes together separate MPEG-2 and MPEG-4 (H.264) program streams to show how the two formats can coexist within the same multiplex.


REDUNDANT ENCODING SOLUTION
      The DM 6400 is also playing a critical role in a redundant encoder solution. Encoders feed into a single DM 6400 that ensures continued program delivery should one encoder fail. This capability is particularly important for carrying sporting or other live broadcasts.


ABOUT THE BP 5100
      The Terayon BP 5100 gives broadcasters unprecedented flexibility in distributing, branding, localizing and managing their HD and SD programming. It enables broadcasters to localize and brand their programming by inserting and overlaying graphical elements - such as logos - directly into the digital stream. Broadcasters can also use it to improve bandwidth efficiency by rate shaping and statistically remultiplexing their HD and SD programming. Further, seamless switching between national broadcast, local broadcast and locally stored digital streams is accomplished using Terayon's proven digital-into-digital splicing technology and standards-based SCTE 35 commands. This splicing technology also enables advertising insertion at the national, regional, zoned and local levels. The BP 5100 features a GPIO (General Purpose Input/Output) module for integration with broadcast networks and affiliates' existing automation and control systems.


ABOUT THE DM 6400 CHERRYPICKER
      The DM 6400 is optimized for cable TV applications and is the latest addition to Terayon's Network CherryPicker line of digital streams management systems. The advanced proprietary ASICs (Application Specific Integrated Circuit) of the DM 6400 are designed for the unique computational requirements of MPEG-2 digital video, unlike competitive solutions based on a combination of software and generic DSPs (Digital Signal Processors). This greater processing power enables a single DM 6400 to support multiple digital video applications simultaneously on every program, such as rate shaping while ad splicing. Complementing the ASIC's performance advantage is its ability to be programmed, allowing Terayon to continually add new functionality,

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improve quality and support new standards.


ABOUT TERAYON
      Terayon Communication Systems, Inc. provides broadband access, delivery and management solutions for broadband providers who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the DM 6400 CherryPicker and BP 5100, as well as the other risks and uncertainties detailed from time to time in Terayon's filings with the Securities and Exchange Commission, including Terayon's 10-Q for the quarter ended June 30, 2004 and 10-K for the year ended December 31, 2003.